AGREEMENT


THIS AGREEMENT is made and entered into effective as of February 23, 2010 (the "Effective Date"), by and between PMX Communities,
Incorporated, a Nevada corporation, ("PMX") and Michael W. McCauley, an individual ("McCauley").

1. Term.

  (a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as McCauley is elected as Director of PMX.

  (b) Notwithstanding the foregoing and provided that McCauley has neither voluntarily resigned nor been terminated for "cause" as defined in Section 3(b) of this Agreement, PMX agrees to use its best efforts to reelect McCauley to the Board of Directors for a period of three (3) years at the annual meetings of the shareholders.

2. Position and Responsibilities.

 (a) Position. PMX hereby retains McCauley to serve as Vice President in charge of business development. McCauley shall perform such duties and responsibilities as are normally related to such position in accordance with PMX's bylaws and applicable law, including those services described on Exhibit A, (the "Services"), and McCauley hereby agrees to use his best efforts to provide the Services. McCauley shall not allow any other person or entity to perform any of the Services for or instead of McCauley. McCauley shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and PMX's rules, regulations, and practices as they may from time-to-time be adopted or modified.

 (b) Other Activities. McCauley may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate McCauley' obligations under this Agreement or McCauley' fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Except as set forth in Exhibit B, McCauley represents that, to the best of his knowledge, McCauley has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and McCauley agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, McCauley is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, McCauley will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.



(c) No Conflict. Except as set forth in Section 2(b) and Exhibit B, McCauley will not engage in any activity that creates an actual conflict of interest with PMX, regardless of whether such activity is prohibited by PMX's conflict of interest guidelines or this Agreement, and McCauley agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with PMX. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, McCauley shall not engage in any activity that is in direct competition with PMX or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or McCauley) in any PMX or entity that competes directly with PMX, as reasonably determined by a majority of PMX's disinterested board members, without the approval of the Chief Executive Officer.

3. Compensation and Benefits.

(a) Stock Options. In consideration of the services to be rendered under this Agreement, PMX shall issue McCauley stock options to purchase 1,000,000 common shares at $.25 upon the signing of this agreement.

(b) Additional Compensation.  During the term of this Agreement,
McCauley may be granted additional stock options, equity rights, and/or cash consideration as determined by PMX's Compensation Committee, in its sole discretion.

 (c) Benefits. McCauley shall also be eligible to participate in any benefits made generally available by PMX to its senior executives, to the extent allowed by the benefit plans established by PMX, which may be amended or terminated at any time in PMX's sole discretion; except that McCauley shall not be entitled to any paid vacation leave.

 (d) Expenses. PMX shall reimburse McCauley for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with PMX's expense reimbursement guidelines.

 (e) Indemnification. PMX will indemnify and defend McCauley against any liability incurred in the performance of the Services to the fullest extent authorized in PMX's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. PMX has purchased McCauley' and Officer's liability insurance, and McCauley shall be entitled to the protection of any insurance policies PMX maintains for the benefit of its Directors and officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with PMX, its subsidiaries, or affiliates.

 (f) Records. McCauley shall have reasonable access to books and records of PMX, as necessary to enable McCauley to fulfill his obligations as a McCauley of PMX.


4. Termination.

(a) Right to Terminate. At any time, McCauley may be removed as Vice President as provided in PMX's Certificate of Incorporation, bylaws, and applicable law. McCauley may resign as Vice President as provided in PMX's Certificate of Incorporation, bylaws and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of PMX, neither McCauley nor PMX shall be required to provide any advance notice or any reason or cause for termination of McCauley' status as Vice President, except as provided in PMX's Certificate of Incorporation, PMX's bylaws and applicable law.

(b) Effect of Termination as Vice President. Upon a termination of McCauley' status as Vice President, in which McCauley remains a Director, this Agreement will terminate, and PMX and McCauley will sign PMX's standard Director's Agreement, in effect at the time of the termination, subject to any modifications to which both parties mutually agree; provided, however, following such termination and for as long as McCauley continues to serve as a Director of PMX, PMX will continue to provide McCauley with any benefits provided by Section 3(c) and will pay all premiums for coverage of McCauley and his family, including his domestic partner under PMX's benefit plans (if any) as provided in Section 3(c) to the extent allowed under applicable law. Except as provided herein, PMX shall pay to McCauley all compensation and benefits to which McCauley is entitled up through the date of termination, and thereafter, all of PMX's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e), and 5.

Upon a termination of McCauley' status as Vice President, in which McCauley does not remain a Director, this Agreement will terminate; PMX shall pay to McCauley all compensation and benefits to which McCauley is entitled up through the date of termination; and McCauley shall be entitled to his rights under COBRA, HIPPA, and any other applicable law. Thereafter, all of PMX's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(d), 3(e) and 5.

5. Termination Obligations.

 (a) McCauley agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by McCauley incident to his services belong to PMX and shall be promptly returned at the request of PMX.

(b) Upon termination of this Agreement, McCauley shall be deemed to have resigned from all offices then held with PMX by virtue of his position as Vice President, except that McCauley shall continue to serve as a Director if elected as a Director by the shareholders of PMX as provided in PMX's Certificate of Incorporation,, PMX's bylaws and applicable law. McCauley agrees that following any termination of this Agreement, he shall cooperate with PMX in the winding up or transferring to other officers of any pending work and shall also cooperate with PMX (to the extent allowed by law, and at PMX's expense) in the defense of any action brought by any third party against PMX that relates to the Services.



(c) PMX and McCauley agree that their obligations under this Section, as well as Sections 1(b), 3(b), 3(d), 3(e), 4(b), 4(c) and 7, shall survive the termination of this Agreement.

6. Nondisclosure Obligations. McCauley shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to PMX, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by PMX.
These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of PMX, and other third parties, learned by McCauley as a result of performing the Services. "Proprietary Information" means all information pertaining in any manner to the business of PMX, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of McCauley' general knowledge prior to his relationship with PMX; or
(iii) the information is disclosed to McCauley without restriction by a third party who rightfully possesses the information and did not learn of it from PMX.

7. Dispute Resolution.

(a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between McCauley (and his attorneys, successors, and assigns) and PMX (and its affiliates, shareholders, Directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court of Florida and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b) Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of McCauley' relationship solely with respect to his position as Vice President with PMX. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to McCauley' relationship as Vice President or Director. Agreements related to McCauley' ownership of the Securities, if any, are not affected by this Agreement.

9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by McCauley and by a duly authorized representative of PMX other than McCauley. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10. Assignment. McCauley agrees that McCauley will not assign any rights or obligations under this Agreement, with the exception of McCauley' ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of PMX or a sale of all or substantially all of its assets.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both PMX and McCauley. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of PMX, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in McCauley' duties or compensation as Vice President will not affect the validity or scope of the remainder of this Agreement.

15. McCauley Acknowledgment. McCauley acknowledges McCauley has had the opportunity to consult legal counsel concerning this Agreement, that McCauley has read and understands the Agreement, that McCauley is fully aware of its legal effect, and that McCauley has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.


    PMX:                             MCCAULEY:

   PMX, Incorporated

    By: /s/Michael C. Hiler               /s/Michael W. McCauley
        ----------------------            -----------------------
 Name:  Michael C. Hiler                  Michael W. McCauley



EXHIBIT A

DESCRIPTION OF SERVICES


Responsibilities as Vice President. McCauley shall have all responsibilities of a vice president of PMX imposed by Nevada or applicable law, the Certificate of Incorporation and the Bylaws of PMX. These responsibilities shall include, but shall not be limited to, the following: McCauley will help make the company's products and services known to different entities in the worldwide business community, analyze potential project development on behalf of PMX, its advertisers and website portal users, and help the company develop a website focusing on the private aviation industry similar to the company's other social networking based portals currently in various states of development. He will also help PMX develop an overall International Business Development plan. It is anticipated that he will spend approximately 15-20 hours per month on company business.












EXHIBIT B

AUTHORIZED ACTIVITIES


President, Universal Jet Aviation, Inc.
President, Champion Flight Services, Inc.
President, Executive Jet Services, Inc.